Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

REPLIMUNE GROUP, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Replimune Group, Inc., a corporation organized and existing under and by virtue of the provision of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

1. That the Board of Directors duly adopted resolutions proposing to amend the Third Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment are substantially as follows:

RESOLVED, that the Certificate of Incorporation is hereby amended by amending and restating Article Eleven thereof as follows:

“Unless the Corporation, as authorized by the Board of Directors, consents in writing to the selection of one or more alternative forums, the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for a stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Restated Certificate or the Corporation’s by-laws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine; except for, as to each of (i) through (iv) above, any claim (A) as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten (10) days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than such court, or (C) for which such court does not have subject matter jurisdiction. Notwithstanding the foregoing, nothing in this Article Eleven shall preclude or contract the scope of exclusive federal or concurrent jurisdiction for actions brought under the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended, or the respective rules and regulations promulgated thereunder, or otherwise limit the rights of any stockholder (including a beneficial owner) to bring any claim under such laws, rules or regulations in any United States federal district court of competent jurisdiction.  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall, and shall be deemed to, have notice of and to have consented to the provisions of this Article Eleven.”

2. That the foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the Delaware General Corporation Law.

3. That said amendment has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation to be duly executed on behalf of the Corporation on September 9, 2019.

Replimune Group, Inc.

By:	/s/ Philip Astley-Sparke
Name:	Philip Astley-Sparke
Title:	Secretary

[Replimune Group, Inc. – Signature Page to Amendment to Certificate of Incorporation]